                                                                   Exhibit 10(F)


                                 VF CORPORATION

                           DEFERRED COMPENSATION PLAN

                              (AMENDED AND RESTATED
                             AS OF JANUARY 1, 1993)


                  The VF Corporation Deferred Compensation Plan was established effective January 1, 1985 (the "Original Plan") by VF Corporation and certain of its Subsidiaries to allow senior executive personnel who are among a select group of management or highly-compensated employees and Board members to defer their compensation. The intention of VF Corporation and the participating Subsidiaries is that the Plan be at all times maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and administered as a "top hat" plan, exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended.

                  This Amended and Restated Plan is effective as of January 1, 1993. Unless otherwise expressly specified herein or determined by the Committee in its discretion, this Amended and Restated Plan shall not apply to any person who was covered under the Original Plan and ceased, for any reason, to be eligible to defer compensation under such Plan prior to January 1, 1993. The adoption of this Amended and Restated Plan shall not, under any circumstances, eliminate or reduce a Participant's Deferred Compensation or any rights thereto as determined or provided for under the Original Plan as of December 31, 1992.

I. DEFINITIONS.

                  Unless otherwise required by the context, the terms used herein shall have the meanings as set forth below:

                  1. AGREEMENT: A Deferred Compensation Agreement between a Participant and a Participating Employer pursuant to this Plan.

                  2. BENEFICIARY: The individual or entity named pursuant to the Plan to receive payments hereunder in the event of the death of the Participant.

                  3. COMMITTEE: The VF Corporation Pension Plan Committee.

                  4. COMPANY: VF Corporation, a Pennsylvania corporation.

                  5. COMPENSATION: The Participant's total salary, including bonus payments made pursuant to the VF Corporation Discretionary Management Incentive Compensation Program and any other cash bonus payments to a Participant in a Plan Year. For purposes of this Plan, Compensation shall be determined without regard to any other salary or bonus deferrals which may be made by a Participant to any other plan maintained by a Participating Employer. However, Compensation shall not include any reimbursement for expenses paid to a Participant by a Participating Employer nor shall it include any payments or contributions made by a Participating Employer to a plan or arrangement, on behalf of a Participant, which results in imputed income to the Participant for federal income tax purposes.

                  6. DEFERRED COMPENSATION: Compensation which has been deferred pursuant to the Plan and any Interest Equivalents which are attributable thereto.

                  7. DEFERRED COMPENSATION ACCOUNT: A book reserve account maintained by the Participating Employer for the account of the Participant.

                  8. INTEREST EQUIVALENT: A rate of interest equal to the average yield of one-year U.S. Government Treasury Bills, adjusted semi-annually on the basis of the previous 26-week trailing average, or any other appropriate index as may be determined by the Committee from time to time. Interest is to be recorded in the Participant's Deferred Compensation Account on a quarterly basis.

                  9. PARTICIPANT: An employee of the Company or a Subsidiary who participates in the VF Corporation Discretionary Management Incentive Compensation Program, a member of the Company's Board of Directors or any other key employee of the Company or a

Subsidiary designated by the Committee.

                  10. PARTICIPATING EMPLOYER: The Company and each Subsidiary designated by the Company's Board of Directors to participate in this Plan.

                  11. PAYMENT METHOD: The form of payment of the Participant's Deferred Compensation.

                  12. PERIODIC INSTALLMENTS: Annual payments (not to exceed ten) of Deferred Compensation to a Participant or his or her Beneficiary.

                  13. PLAN: The VF Corporation Deferred Compensation Plan, as it may be amended from time to time. The term Plan refers to the Original Plan (effective January 1, 1985), the Amended and Restated Plan (effective January 1,
1993) or both, as the context requires.

                  14. PLAN YEAR: The calendar year.

                  15. RETIREMENT: A Participant's termination of employment under circumstances making him or her immediately eligible to receive pension payments under the VF Pension Plan.

                  16. SPOUSE: The person to whom the Participant is legally married.

                  17. SUBSIDIARY: Any related company or business designated by the Company's Board of Directors to participate in this Plan which, by appropriate action, has agreed to participate in the Plan.

II. ELECTION TO DEFER COMPENSATION.

                  Section 2.01. ELECTION. During the December immediately prior to the following Plan Year, each Participant shall be given the opportunity to elect, on forms supplied by the Committee, the manner and extent to which the Participant's Compensation for such following Plan Year shall be deferred under this Plan. Failure of a Participant to make an effective election by any date fixed by the Committee shall preclude such person from participating in the Plan with respect to his or her Compensation for the next Plan Year, unless otherwise determined by the Committee in its sole discretion. Each Participant shall execute and deliver to the Committee an

Agreement upon his or her initial participation in the Plan and as thereafter required by the Committee. An effective Agreement shall be a condition precedent to a Participant's inclusion in the Plan.

                  Section 2.02. CHANGE OF ELECTION. A Participant, by submitting a written election form to the Committee prior to the first day of a calendar quarter during any Plan Year, may request a change in the level of Compensation to be deferred during such calendar quarter and for the remainder of the Plan Year. If the Committee consents, such change shall become effective no later than the first day of the calendar quarter next following such consent.

                  Section 2.03. DISTRIBUTION DATE. A Participant may defer Compensation until (1) the attainment of a specified age by the Participant, (2) the expiration of a specified period of time or (3) the Participant's Retirement. Notwithstanding the foregoing, however, if a Participant's employment is terminated for any reason other than Retirement prior to the time or event specified by the Participant, his or her Deferred Compensation shall be payable in lump sum as soon as practicable following such termination of employment, subject to the Participant's (or, if applicable, the Beneficiary's) right to request that such Deferred Compensation be paid in Periodic Installments pursuant to Section 3.02. For these purposes, a termination of employment does not occur if a Participant transfers to another Participating Employer or to any related company or enterprise.

                  Section 2.04. ACCRUAL OF INTEREST. From and after the commencement of accrual of Deferred Compensation for any Plan Year, Interest Equivalents on all unpaid Deferred Compensation shall be computed quarterly and credited to the Participant's Deferred Compensation Account.

III. PAYMENT OF DEFERRED COMPENSATION.

                  Section 3.01. TIME OF PAYMENT. Deferred Compensation shall be paid to a Participant at the time or event specified by the Participant pursuant to Section 2.03 and in the

Payment Method described in Section 3.02. If, however, the Participant terminates employment in the manner described in Section 2.03, Deferred Compensation shall be paid to the Participant (or, if applicable, the Participant's Beneficiary) as soon as practicable following such termination of employment and in the Payment Method described in Section 3.02.

                  Section 3.02. PAYMENT METHOD. The normal form of Payment Method shall be a lump sum. Notwithstanding the foregoing, a Participant (or, if applicable, the Participant's Beneficiary) may request, by filing an application in writing to the Committee, that the Payment Method be made in Periodic Installments. Such written application must be made to the Committee at least sixty (60) days prior to the relevant distribution event, and the decision to grant or deny the requested Payment Method shall be made at the sole discretion of the Committee taking into account the interests of the Participant, the Company and, if applicable, the Participating Employer.

                  Section 3.03. ACCELERATION OF PAYMENT. Payment of Deferred Compensation may be accelerated, in whole or in part, upon approval of the Committee in the following circumstances:

                           (a) Unforeseeable Emergency -- The Participant shall
file a written request to the Committee, and the Committee shall determine in its sole discretion if an unforeseeable emergency exists, based on the facts of each case. For this purpose, "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident involving the Participant, his or her Spouse or member of immediate family, loss of the Participant's property due to casualty, or other similar extraordinary or unforeseeable circumstance arising as a result of events beyond the control of the Participant; provided that distribution shall not be made to the extent such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of the Participant's current deferrals under the Plan.

                           (b) Postretirement Deferrals -- If Deferred
Compensation would otherwise be payable to a Participant at specified times or events following the Participant's Retirement, he or she may request that such Deferred Compensation instead be paid either in lump sum at Retirement or in Periodic Installments commencing at Retirement. Such request must be made by written application to the Committee at least 60 days prior to the Participant's Retirement and the decision to grant or deny the Participant's request shall be made in the sole discretion of the Committee taking into account the interests of the Participant, the Company and, if applicable, the Participating Employer.

                  Section 3.04. BENEFICIARY. Each Participant should designate a Beneficiary (along with alternate beneficiaries) to whom, in the event of the Participant's death, any benefit is payable hereunder. Each Participant has the right to change any designation of Beneficiary and such change automatically revokes any prior designation. A designation or change of Beneficiary must be in writing on forms supplied by the Committee and any change of Beneficiary will not become effective until filed with the Committee; provided, however, that the Committee shall not recognize the validity of any designation received after the death of the Participant. The interest of any Beneficiary who dies before the Participant will terminate unless otherwise provided. If a Beneficiary is not validly designated, or is not living or cannot be found at the date of payment, any amount payable pursuant to this Plan will be paid to the Spouse of the Participant if living at the time of payment, otherwise in equal shares to such of the children of the Participant as may be living at the time of payment; provided, however, that if there is no surviving Spouse or child at the time of payment, such payment will be made to the estate of the Participant.

IV. FUNDING STATUS.

                  This Plan is unfunded. All obligations hereunder shall constitute an unsecured promise of the Participating Employer, to pay a Participant's benefit out of general assets, subject to all of the terms and conditions of the Plan, as amended from time to time. A Participant shall have no greater right to benefits provided hereunder than that of any unsecured general creditor of the Participating Employer.

V. ADMINISTRATION.

                  Section 5.01. POWERS AND RESPONSIBILITIES. The Plan shall be administered by the Committee which shall have the following powers and responsibilities:

                           (a) Routine and Conforming Amendments -- to make, by
unanimous consent, routine or conforming amendments, without prior action or approval of the Company's Board of Directors, where the substantive rights and obligations of the Company, the Participating Employer, or the Participants will not be affected, including, without limitation, amendments required by applicable law or regulation or which are merely ministerial in nature;

                           (b) Constructions and Determinations -- to construe
the Plan, make factual determinations, consider requests made by Participants, correct defects, and take any and all similar actions to the extent necessary to administer the Plan, with any constructions or interpretations of the Plan made in good faith by the Committee to be final and conclusive for all purposes; and

                           (c) All Reasonable Actions -- to take all other
actions and do all necessary things which are reasonable and necessary to the proper administration of the Plan.

                  Section 5.02. DELEGATION. The Committee may, in writing, delegate some or all of its powers and responsibilities to any other person or entity.

                  Section 5.03. MEETINGS. The Committee may hold meetings upon such notice, at such time or times, and at such place or places as it may determine. The majority of the members of the Committee at the time in office will constitute a quorum for the transaction of business at all meetings and, unless otherwise provided for herein, a majority vote of those present and constituting a quorum at any meeting will be required for action. The Committee may also act by written consent of a majority of its members.

                  Section 5.04. RULES OF ADMINISTRATION. The Committee may adopt such rules for administration of the Plan as is considered desirable, provided they do not conflict with the Plan. Records of administration of the Plan will be kept, and Participants and their Beneficiaries may examine records pertaining directly to themselves.

                  Section 5.05. AGENTS. The Committee may retain such counsel, and actuarial, medical, accounting, clerical and other services as it may require to carry out the provisions and purposes of the Plan.

                  Section 5.06. RELIANCE. The Committee shall be entitled to rely upon all tables, valuations, certificates, and reports furnished by any duly appointed auditor, or actuary, upon all certificates and reports made by any investment manager, or any duly appointed accountant, and upon all opinions given by any duly appointed legal counsel.

                  Section 5.07. LIABILITY AND INDEMNIFICATION. No member of the Committee shall be liable by virtue of any instrument executed by the member, or on the member's behalf, as a member of the Committee. Neither the Company, a Participating Employer, nor any of its officers or directors, nor any member of the Committee, shall be liable for any action or inaction with respect to any duty or responsibility imposed upon such person by the terms of the Plan unless such action or inaction is judicially determined to be gross negligence or wilful misconduct. The Company or a Participating Employer, as applicable, shall indemnify and hold harmless its officers, directors, and each member of the Committee against any and all claims, losses, damages, expenses (including attorney's fees), and liability (including, in each case, amounts paid in settlement), arising from any action or failure to act, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such officer, director or member of the Committee. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law.

                  Section 5.08. CONFLICT OF INTEREST. If any Participant is a member of the Committee, he or she shall not participate as a member of the Committee in any determination under the Plan relating to his or her Deferred Compensation.

VI. MODIFICATION AND TERMINATION.

                  The Company's Board of Directors reserves the right to terminate this Plan at any time or to modify, amend or suspend it from time to time. Any such termination or modification shall be effective at such date as the Board may determine and may be effective as to the Company and all Participating Employers, or as to one or more of such entities and their respective employees. The Board shall promptly give notice of any such modification or termination to all affected entities and their respective employees. A modification may affect Participants, irrespective of whether they are past, current or future Participants, provided, however, that a modification may not eliminate or reduce the account balance of any Participant as of the effective date of such modification.

VII. GENERAL PROVISIONS.

                  Section 7.01. NO EMPLOYMENT RIGHT. Nothing contained herein shall be deemed to give any employee the right to be retained in the service of the Company or a Participating Employer, as applicable, or to interfere with the rights of any such employer to discharge any employee at any time.

                  Section 7.02. INTEREST NONASSIGNABLE. It is a condition of this Plan, and all rights of each Participant shall be subject thereto, that no right or interest of any Participant under this Plan or in his or her Deferred Compensation shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including but without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, subject, however, to applicable law, but excluding devolution by death or mental incompetency, and no right or interest of any Participant under this Plan or in his or her Deferred Compensation shall be liable for or subject to any obligation or liability of such Participant, subject, however, to applicable law.

                  Section 7.03. TAXES AND WITHHOLDING. All payments of Deferred Compensation under the Plan shall be subject to such taxes and other withholdings (federal, state or local) as may be due thereon, and the determination of the Committee as to withholding with respect to payments shall be binding upon the Participant and each Beneficiary.

                  Section 7.04. SALE OF ASSETS. The sale of all or substantially all of the assets of a Participating Employer, or a merger, consolidation or reorganization of the Participating Employer wherein the Participating Employer is not the surviving corporation, or any other transaction which, in effect, amounts to a sale of the Participating Employer or voting control thereof, shall not terminate this Plan or any related Agreements, and the obligations created hereunder or thereby shall be binding upon the successors and assigns of the Participating Employer.

                  Section 7.05. LEGAL INCAPACITY. If a Participant or Beneficiary entitled to receive any benefits hereunder is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, the benefits will be paid to such persons as the Committee might designate or to the duly appointed guardian.

                  Section 7.06. GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the conflict of law rules applicable therein.


                                      [END]